KEMPER STRATEGIC INCOME FUND

        Certificate of Amendment of Declaration of Trust

     The undersigned, being a majority of the duly elected and qualified Trustees of Kemper Strategic Income Fund, a Massachusetts business trust (the "Trust"), acting pursuant to
Article IX, Section 4 of the Declaration of Trust dated [DATE] (the "Declaration of Trust"), do hereby certify that the Board of Trustees unanimously adopted the resolutions set forth below at a meeting called, convened and held on January 20, 1999:

          RESOLVED, that the name of the Trust be, and it hereby is, changed from "Kemper Strategic Income Fund" to "Kemper Strategic Income Trust" effective as of [date];

          FURTHER RESOLVED, that the execution by a majority of this Board, and the filing with the Secretary of State of The Commonwealth of Massachusetts of an appropriate instrument in writing, pursuant to Article IX, Section 4 of the Agreement and Declaration of Trust to reflect the name change is hereby approved.

     IN WITNESS WHEREOF, the undersigned have this day signed this Certificate.




                                   James E. Akins, Trustee




                                   Arthur R. Gottschalk, Trustee




                                   Frederick T. Kelsey, Trustee




                                   Thomas W. Littauer, Trustee




                                   Daniel Pierce, Trustee




                                   Fred B. Renwick, Trustee




                                   John B. Tingleff, Trustee




                                   John G. Weithers, Trustee


Dated:  January 20, 1999